UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2020

Intellicheck, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50296	11-3234779
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Broad Hollow Road, Suite B51, Melville, NY 11747

(Address of principal executive offices) (Zip code)

(516) 992-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	IDN	The NASDAQ Stock Market LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2020, the Board of Directors (the “Board”) of Intellicheck, Inc. (the “Company”) appointed Dylan Glenn and Bryan Lewis to the Board, effective immediately. This brings the total number of Board members to eight.

Mr. Glenn is CEO of KBBO Americas, L.P. KBBO Americas is the U.S.-based investment vehicle for the KBBO Group, a diversified investment company headquartered in the United Arab Emirates. Prior to joining the KBBO Group, Mr. Glenn was Senior Managing Director of Guggenheim Partners, where he joined in 2005. Most recently, he worked in two capacities at the Firm. First, he coordinated the joint venture-Guggenheim KBBO Partners, Ltd. The joint venture is based in Dubai, UAE and is a partnership between the Abu Dhabi-based KBBO Group and Guggenheim Partners. Guggenheim KBBO Partners is a merchant banking effort that leverages the Firm’s investment banking and asset management capabilities with an important strategic partner with deep operating experience throughout the Middle East. Mr. Glenn continues to serve as Chairman of Guggenheim KBBO Partners. Additionally, he led the Guggenheim’s Government Relations efforts in Washington and was a Member of the Guggenheim Partners Public Affairs Committee. Prior to joining Guggenheim, Mr. Glenn served as Deputy Chief of Staff to Governor Sonny Perdue of Georgia. As a Deputy Chief of Staff, Mr. Glenn was responsible for all External Affairs. Mr. Glenn also served in the White House in Washington, D.C. as Special Assistant for President George W. Bush for Economic Policy. He was a member of the National Economic Council team advising the President on various economic issues. He has spent almost two decades in national and state politics. Mr. Glenn received his B.A. degree from Davidson College in North Carolina.

Lewis has been CEO of Intellicheck for two years. He joined the company with over 30 years of global leadership positions in operations and sales in the financial services and financial technology sectors. Lewis has a demonstrated ability to scale both high-growth and under-performing companies to create significant shareholder value. Prior to joining Intellicheck, he was Chief Operating Officer of Third Bridge, Inc. where he oversaw the growth of the company from 100 to 600 employees and a CAGR of 56% in a four-year period. Previously, Lewis held senior leadership positions at BondDesk (sold to TradeWeb), TheMarkets.com (sold to Capital IQ), Reuters, Barra (sold to MSCI) and Bloomberg.

There are no arrangements or understandings between Mr. Glenn or Mr. Lewis and any other persons pursuant to which they were selected as directors. Mr. Glenn will be eligible to receive the standard compensation paid to non-employee/non-investor directors previously disclosed by the Company. Neither the Company nor the Board is aware of any transaction in which Mr. Glenn or Mr. Lewis has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Both Mr. Glenn and Mr. Lewis will be indemnified by the Company pursuant to the Company’s Amended and Restated Certificate of Incorporation and Bylaws for actions associated with being a director.

A copy of the Company’s press release announcing the appointments is attached hereto as Exhibit 99.1.

Appointment of Bill White as Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary

On March 11, 2020, the Board of Directors named Bill White as Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary. Mr. White had formerly served as Chief Financial Officer, Treasurer and Secretary. Mr. White was named interim CEO and President on October 4, 2017, serving in such position until February 21, 2018, and has served as Chief Financial Officer, Treasurer and Secretary since April 1, 2012. Mr. White has more than 30 years of experience in financial management, operations and business development. Prior to joining Intellicheck, he served 11 years as the Chief Financial Officer, Secretary and Treasurer of FocusMicro, Inc. In connection with the new role as Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary, Mr. White will continue to receive his prior compensation and bonus as established and modified from time to tome by the Board of Directors.

Item 9.01 - Financial Statements and Exhibits

99.1	Press release of Intellicheck, Inc. dated March 11, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 16, 2020	INTELLICHECK, INC.

	By:	/s/ Bill White
Bill White
Chief Financial Officer